Exhibit 99.1

Depomed Reports Third Quarter 2014 Financial Results

•                  Record quarterly product revenues, up 88% over third quarter 2013

•                  Gralise court victories extend expected exclusivity to 2024

•                  Over half billion dollars in cash and marketable securities for future acquisitions

•                  Conference call scheduled for today at 4:30 p.m. EST

NEWARK, Calif., Nov. 5, 2014 — Depomed, Inc. (Nasdaq: DEPO) today reported financial results and highlighted operational achievements for the quarter ended September 30, 2014.

“We exceeded $30M in quarterly product sales for the first time, representing an 88% increase over the same quarter last year, and driven by growth from Gralise, Cambia and Lazanda,” said Jim Schoeneck, President and Chief Executive Officer of Depomed. “ We continue to demonstrate our ability to integrate product acquisitions that fit our strategic focus in pain and neurology and  contribute significantly to revenue growth.

“In addition, our court wins validate our intellectual property and the innovative nature of our products.  We now expect market exclusivity for Gralise until 2024,” Schoeneck added. “Plus, our recent $345 million convertible note offering arms us with over a half billion dollars in cash and equivalents to pursue additional high growth opportunities that fit our strategy. With the progress we’ve made in 2014 and the new additions to our management team, we believe that Depomed is poised for further breakout in 2015 and beyond.”

Third Quarter Financial and Company Highlights

•                  Record quarterly product sales of $30.6 million increased 88% compared to $16.3 million for the third quarter of 2013; total revenue of $51.5 million

•                  Two favorable verdicts in U.S. Federal District Court:

•                  In Gralise ANDA litigation vs. Actavis, all claims and counterclaims found in favor of Depomed; expected generic entry now in 2024

•                  Gralise Orphan Drug Exclusivity ruling in Depomed’s favor vs. FDA

•                  Successfully completed upsized $345 million seven-year convertible note offering (2.5% coupon/37.5% conversion premium/5 year call feature)

•                  Quarterly net income of $6.5 million, or $0.11 earnings per share

•      Quarterly non-GAAP adjusted earnings of $2.1 million, or $0.03 per share

•                  Cash and marketable securities of $560 million as of September 30, 2014; available to fund future acquisitions

•                  Added two experienced senior executives — Srini Rao, M.D.,Ph.D. as Chief Medical Officer and Scott Shively as Chief Commercial Officer

•                  Depomed added to S&P 600 Small Cap Index

Third Quarter Product Highlights

Gralise® (gabapentin):

•                  Product sales of $16.3 million increased 66% compared to $9.8 million in third quarter 2013 and increased 8% compared to $15.1 million in second quarter of 2014

•                  In August, the U.S. District Court for the District of New Jersey ruled in favor of Depomed in the company’s patent infringement lawsuit against Actavis, upholding the validity of seven Depomed patents and providing expected market exclusivity until 2024

•                  In September, the Federal District Court for the District of Columbia ruled in favor of Depomed vs. U.S. Food and Drug Administration, resulting in an order requiring the FDA to grant Gralise seven years of orphan drug exclusivity for the management of postherpetic neuralgia (PHN)

Cambia® (diclofenac potassium for oral solution):

•                  Product sales of $5.8 million for third quarter of 2014 increased 16% compared to $5.0 million for second quarter of 2014

•                  Since re-launching Cambia approximately six months ago, Depomed has increased new prescriptions by 25%

Lazanda® (fentanyl) Nasal Spray (CII):

•                  Product sales of $2.3 million for third quarter 2014, up over 400% compared to $0.4 million for third quarter 2013 and an increase of 64% compared to $1.4 million for second quarter 2014

•                  Less than one year after re-launching Lazanda, Depomed now sells more product in one quarter than was sold in the entire year prior to its acquisition

•                  Due to the increasing traction and market opportunity, Depomed is increasing the size of its dedicated Lazanda sales force by 50%

Zipsor® (diclofenac potassium):

•                  Product sales of $6.1 million in third quarter 2014, up from $6.0 million for third quarter of 2013, and up 25% for the first three quarters of 2014 compared to the same period in 2013

•                  Since acquiring the Zipsor program for approximately $26 million two years ago, Depomed has now realized almost $50 million in net sales with gross margins currently over 95%

Revenue Summary

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Product sales:
Gralise	$16,331	$9,812	$42,301	$24,455
Zipsor	6,147	6,022	18,312	14,614
CAMBIA (1)	5,833	—	15,415	—
Lazanda (1)	2,273	444	4,307	444
Total product sales	30,584	16,278	80,335	39,513

Royalties:
Glumetza US	$—	$14,578	$—	$42,060
Other	370	844	1,295	2,539
Total royalty revenue	370	15,422	1,295	44,599

License and other revenue:
Mallinckrodt	$—	$5,000	$15,000	$5,000
Janssen	—	—	—	2,203
Glumetza	760	760	2,280	2,280
Other	—	—	1,000	1
Total license and other revenue	760	5,760	18,280	9,484

Non-cash PDL royalty revenue	$19,771	$—	$95,852	$—

Total revenues (GAAP Basis)	$51,485	$37,460	$195,762	$93,596

(1)  Depomed acquired Lazanda in July 2013 and CAMBIA in December 2013.

2014 Financial Outlook

Depomed is increasing its guidance for total revenues and GAAP earnings per share for full year 2014, narrowing and reducing slightly the lower end of its guidance for product sales, narrowing its guidance for non-GAAP adjusted earnings per share and reiterating its guidance for cash flow for full year 2014:

•                  Product sales of approximately $113 to $117 million

•                  Total revenues of approximately $232 to $242 million, which includes non-cash revenues related to the PDL transaction and $15 million in milestones already received in 2014 from Mallinckrodt

•                  GAAP earnings per share of approximately $0.48 to $0.58 per share, which includes the non-cash PDL revenues and non-cash PDL interest expense

•                  Non-GAAP adjusted earnings per share of $0.06 to $0.14 per share

•                  Cash flow of at least break-even excluding payment of approximately $59 million in taxes in the first quarter of 2014 related to fiscal year 2013

The increase in guidance regarding total revenues and GAAP earnings per share are entirely due to increased estimates of non-cash PDL royalty revenues resulting from net sales of Glumetza by Salix Pharmaceuticals.  The GAAP earnings per share and non-GAAP adjusted earnings per share guidance reflects the impact of the issuance of convertible notes in September using the if converted method.  The if converted method of calculating earnings per share adds back interest expense related to the convertible notes, net of tax, to earnings and assumes all 17.9 million shares underlying the convertible notes are converted to common shares.

Non-GAAP Reconciliation

RECONCILIATION OF GAAP NET INCOME TO NON-GAAP ADJUSTED EARNINGS/(LOSS)

(in thousands, except per share amounts)

Three Months Ended
September 30, 2014

GAAP net income	$6,454
Non-cash PDL royalties, net of related costs	(19,548)
Non-cash interest expense on PDL liability	4,364
Non-cash interest expense on convertible debt	825
Amortization related to product acquisitions	3,701
Stock based compensation	2,327
Non-cash income tax adjustment	3,995
Non-GAAP adjusted earnings	$2,118
Non-GAAP adjusted earnings per share	$0.03

Nine Months Ended
September 30, 2014

GAAP net income	$37,139
Non-cash PDL royalties, net of related costs	(94,758)
Non-cash interest expense on PDL liability	14,646
Non-cash interest expense on convertible debt	825
Amortization related to product acquisitions	13,190
Stock based compensation	6,497
Non-cash income tax adjustment	24,124
Non-GAAP adjusted earnings	$1,663
Non-GAAP adjusted earnings per share	$0.03

The following table reconciles the Company’s non-GAAP adjusted earnings per share guidance to GAAP earnings per share guidance for the year ending December 31, 2014

RECONCILIATION OF GAAP EARNINGS PER SHARE TO NON-GAAP ADJUSTED EARNINGS PER SHARE GUIDANCE FOR THE YEAR ENDING DECEMBER 31, 2014

GAAP earnings per share	$0.48 - 0.58
Non-cash PDL royalties, net of related costs	(1.58 - 1.43)
Non-cash interest expense on PDL liability	0.27 - 0.29
Non-cash interest expense on convertible debt, net of tax	0.03 - 0.04
Amortization related to product acquisitions	0.24 - 0.26
Stock based compensation	0.13 - 0.14
Non-cash income tax adjustment	0.36 - 0.40
Non-GAAP adjusted earnings per share	$0.06 - 0.14

Conference Call

Depomed will host a conference call today, Wednesday, November 5TH, beginning at 4:30 p.m. EST (1:30 p.m. PST) to discuss its results. Participants can access the call by dialing 877-317-6789 (United States) or 412-317-6789 (international). The conference call will also be available via a live webcast on the investor relations section of Depomed’s website at http://www.depomed.com.  Access the website 15 minutes prior to the start of the call to download and install any necessary audio software. An archived webcast replay will be available on the Company’s website for three months.

About Depomed

Depomed is a specialty pharmaceutical company that commercializes products for pain and neurology related disorders.  Gralise® (gabapentin) is a once-daily treatment approved for the management of postherpetic neuralgia. CAMBIA® (diclofenac potassium for oral solution) is a non-steroidal anti-inflammatory drug indicated for acute treatment of migraine attacks with or without aura in adults (18 years of age or older). Zipsor® (diclofenac potassium) Liquid Filled Capsules is a non-steroidal anti-inflammatory drug indicated for relief of mild to moderate acute pain in adults.  Lazanda® (fentanyl) Nasal Spray (CII) is an intranasal fentanyl drug used to manage breakthrough pain in adults (18 years of age or older) who are already routinely taking other opioid pain medicines around-the-clock for cancer pain. Gralise and various partner product candidates are formulated with Depomed’s proven, proprietary Acuform® drug delivery technology.  Additional information about Depomed may be found at www.depomed.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. The statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties including, but not limited to, those related to the commercialization of Gralise, CAMBIA, Zipsor and Lazanda, Depomed’s financial outlook for 2014 and expectations regarding financial results and potential business opportunities and other risks detailed in the company’s Securities and Exchange Commission filings, including the company’s Annual Report on Form 10-K for the year ended December 31, 2013 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014, June 30, 2014 and September 30, 2014. The inclusion of forward-looking statements should not be regarded as a representation that any of the company’s plans or objectives will be achieved. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

INVESTOR CONTACT:
August J. Moretti
Depomed, Inc.
510-744-8000
amoretti@depomed.com

MEDIA CONTACT:
Mark Corbae
Canale Communications for Depomed
619-849-5375
mark@canalecomm.com

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS (GAAP BASIS)

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Revenues:
Product sales	$30,584	$16,278	$80,335	$39,513
Royalties	370	15,422	1,295	44,599
License and other revenue	760	5,760	18,280	9,484
Non-cash PDL royalty revenue	19,771	—	95,852	—
Total revenues	51,485	37,460	195,762	93,596

Costs and expenses:
Cost of sales	3,523	1,751	11,900	4,923
Research and development expense	1,644	1,339	5,083	6,049
Selling, general and administrative expense	27,078	26,374	92,166	77,705
Amortization of intangible assets	2,540	1,158	7,621	3,082
Total costs and expenses	34,785	30,622	116,770	91,759

Income from operations	16,700	6,838	78,992	1,837
Other income (expense)	(1,887)	(258)	(3,083)	(298)
Non-cash interest expense on PDL liability	(4,364)	—	(14,646)	—
Benefit from (provision for) income taxes	(3,995)	(66)	(24,124)	(27)
Net income	$6,454	$6,514	$37,139	$1,512

Basic net income per share	$0.11	$0.11	$0.64	$0.03
Diluted net income per share	$0.11	$0.11	$0.61	$0.03

Weighted average basic shares	58,568	56,819	58,077	56,615
Weighted average diluted shares	60,864	57,661	61,838	57,317

Diluted net income per share calculation:
Net income	6,454	6,514	37,139	1,512
Add interest expense on convertible debt, net of tax (1)	—	—	803	—
Numerator:	6,454	6,514	37,942	1,512

Weighted average basic shares	58,568	56,819	58,077	56,615
Dilutive stock options and equivalents	2,296	842	2,382	702
Convertible debt (1)	—	—	1,379	—
Denominator:	60,864	57,661	61,838	57,317
Diluted net income per share:	$0.11	$0.11	$0.61	$0.03

(1) The Company uses the if-converted method to compute diluted earnings per share with respect to its convertible debt.  There was no add-back of interest expense or additional dilutive shares related to the convertible debt for the three months ended September 30, 2014 as the effect is anti-dilutive.

DEPOMED, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

(in thousands)

	September 30,	December 31,
	2014	2013
	(Unaudited)	(1)

Cash, cash equivalents and marketable securities	$559,612	$276,017
Accounts receivable	19,954	11,451
Receivables from collaborative partners	23,156	10,824
Inventories	7,292	10,145
Income taxes receivable	6,246	—
Property and equipment, net	7,357	8,340
Intangible assets, net	74,901	82,521
Deferred tax assets	29,795	103,202
Prepaid and other assets	14,123	6,153
Total Assets	$742,436	$508,653

Accounts payable and accrued liabilities	$45,582	$34,935
Income taxes payable	—	61,875
Deferred license revenue	13,235	15,516
PDL royalty and milestone obligation	166,411	233,981
Convertible debt	226,772	—
Other liabilities	14,364	13,666
Contingent consideration liability	12,603	11,264
Shareholders’ equity	263,469	137,416
Total liabilities and shareholders’ equity	$742,436	$508,653